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                                                                       Exhibit 5



                               September 13, 2007



The Board of Directors of Smoky Market Foods, Inc.
804 Estates, Dr., Suite 100
Aptos, California 95003

Re: Registration Statement on Form S-8 filed by Smoky Market Foods, Inc. (the "Company") with respect to the Smoky Market Foods, Inc. 2006 Stock Incentive Plan.

Gentlemen:

         We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, with respect to the issuance of up to 6,500,000 shares of Common Stock, $.001 par value, of the Company (the "Shares") under the Smoky Market Foods, Inc. 2006 Stock Incentive Plan (the "Plan"). When authorized and issued in accordance with the terms and conditions of the Plan and governing agreements and pursuant to the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                       Very truly yours,

                                       /s/ Parr Waddoups Brown Gee & Loveless,
                                                a professional corporation